Exhibit 99.1

Papa John’s Announces Second Quarter 2021 Financial Results and Significant Increase in Dividend

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 5, 2021--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and six months ended June 27, 2021.

Second quarter 2021 highlights compared to prior year

  Total company revenues increased 11.8% to $515.0 million
  Comparable sales up 5.2% in North America and 21.2% Internationally; Global system-wide restaurant sales of $1.2 billion, up 12.2% driven by innovation, strong customer retention and accelerating domestic and international unit growth
  55 net unit openings driven by International growth
  Loss per diluted share of ($2.30), including Special items of $3.23 per share, largely related to repurchase and conversion of Series B Convertible Preferred Stock; Adjusted earnings per diluted share grew to $0.93 from $0.48 a year ago
  For first six months of 2021, cash flow from operations of $128.0 million, up from $87.7 million a year ago; free cash flow of $100.1 million up from $67.0 million
  Increases return to common shareholders with 56% increase in annual dividend rate to $1.40 per share; declares third quarter dividend of $0.35 per share

“Papa John’s delivered an eighth consecutive quarter of growth, with system-wide sales up 12% in Q2. We extended the record sales results we achieved a year ago, sustaining our industry outperformance as markets continue reopening,” said President & CEO Rob Lynch. “Robust two-year comparable sales results – up 33% in North America and 27% internationally – reflect the impact our multi-faceted innovation strategy has had across every area of our business, powered by the effort of our team members and franchisees.”

Mr. Lynch continued, “Papa John’s strong brand and highly-attractive unit economics are driving accelerated restaurant openings by both new and existing franchisees, resulting in a record 123 net unit openings in the first half of 2021. In addition to growing AUVs, development is now a significant component of rising system-wide sales. With our business firing on all cylinders, we are more confident than ever that Papa John’s strategy and growth model position us solidly for long-term growth, as we build the world’s best pizza delivery company.”

Financial Highlights

	Three Months Ended			Six Months Ended
In thousands, except per share amounts	June 27, 2021	June 28, 2020	Increase (Decrease)	June 27, 2021	June 28, 2020	Increase (Decrease)

Revenue	$515,008	$460,623	$54,385	$1,026,754	$870,482	$156,272
Operating income	44,637	30,534	14,103	91,499	46,006	45,493
Net income	32,254	20,614	11,640	66,137	29,057	37,080
Diluted (loss) earnings per share	(2.30)	0.48	(2.78)	(1.47)	0.65	(2.12)
Adjusted diluted earnings per share (a)	0.93	0.48	0.45	1.94	0.65	1.29
(a)

Adjusted diluted earnings per share is a non-GAAP measure that excludes “Special items,” which impact comparability. Special items of $112.4 million and $115.4 million for the three and six months ended June 27, 2021 include $109.9 million of a one-time charge in each period associated with the repurchase and conversion of all shares of the company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”) and $3.3 million and $7.2 million for the three and six month ended June 27, 2021, respectively, of strategic corporate reorganization costs associated with the company’s new office in Atlanta, Georgia projected to open in the fall of 2021. The reconciliation of GAAP to non-GAAP financial results is included in “Reconciliation of Non-GAAP Financial Measures” below.

Revenues

Consolidated revenues of $515.0 million increased $54.4 million, or 11.8%, in the second quarter of 2021 compared to the second quarter of 2020 primarily as a result of higher comparable sales of 5.2% for North America restaurants, which benefited from continued menu, delivery and digital innovation as reflected in higher company-owned restaurant revenues, franchise royalties and commissary sales. Higher commodity costs also positively impacted commissary sales. International revenues also increased primarily due to higher royalties from strong comparable sales results of 21.2% for the quarter and higher unit counts.

Operating Results

Consolidated operating income of $44.6 million for the second quarter of 2021 increased $14.1 million compared to the second quarter of 2020. The increase primarily reflects strong sales on higher comparable sales and year-over-year unit growth domestically and internationally. Additionally, the second quarter of 2021 benefited from a higher effective royalty rate and additional franchise royalties of $5.1 million compared to the comparable period in 2020 primarily as a result of ending in the third quarter of 2020 our temporary franchise support program.

Diluted loss per share was $2.30 for the second quarter of 2021 representing a decrease of $2.78 over the second quarter of 2020. Diluted loss per share included $3.15 per diluted share in the second quarter of 2021 from a reduction in net income attributable to common shareholders related to the repurchase and conversion of all shares of Series B Preferred Stock. This charge reflects the excess of the one-time cash payment over the carrying value of the Series B Preferred Stock. Excluding the impact of Special items, adjusted diluted earnings per share was $0.93 representing an increase of $0.45 over the second quarter of 2020.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the three and six months ended June 27, 2021, compared to the three and six months ended June 28, 2020 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Comparable sales growth:
Domestic company-owned restaurants	5.6%	22.6%	13.8%	14.4%
North America franchised restaurants	5.2%	29.7%	15.1%	17.2%
North America restaurants	5.2%	28.0%	14.8%	16.6%
International restaurants	21.2%	5.3%	22.2%	3.8%
Total comparable sales growth	9.0%	22.2%	16.6%	13.3%

System-wide restaurant sales growth:
(excluding the impact of foreign currency)
Domestic company-owned restaurants	5.2%	13.9%	13.1%	6.9%
North America franchised restaurants	6.4%	29.4%	15.8%	17.5%
North America restaurants	6.2%	25.7%	15.2%	15.0%
International restaurants	35.7%	5.5%	32.2%	6.8%
Total global system-wide restaurant sales growth	12.2%	20.8%	19.0%	13.0%

Global Restaurant Unit Data

As of June 27, 2021, there were 5,523 Papa John’s restaurants operating in 49 countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Second Quarter
Beginning - March 28, 2021	589	2,709	3,298	2,170	5,468
Opened	-	24	24	71	95
Closed	-	(13)	(13)	(27)	(40)
Ending - June 27, 2021	589	2,720	3,309	2,214	5,523
Net unit growth	-	11	11	44	55
Trailing four quarters net store (decline)/growth	(9)	34	25	151	176

Free Cash Flow

The company’s free cash flow (a non-GAAP financial measure defined as net cash provided by operating activities, less purchases of property and equipment and dividends paid to preferred shareholders) for the six months ended 2021 and 2020, respectively, was as follows (in thousands):

	Six Months Ended
	June 27,	June 28,
	2021	2020

Net cash provided by operating activities	$128,030	$87,658
Purchases of property and equipment	(21,543)	(13,795)
Dividends paid to preferred shareholders (1)	(6,394)	(6,825)
Free cash flow	$100,093	$67,038
(1)

This does not include the cash consideration paid for the repurchase and conversion of the Series B Preferred Stock. See “Repurchase and Conversion of Series B Preferred Stock” below for additional information.

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and six months and cash flow for the six months ended June 27, 2021.

Repurchase and Conversion of Series B Preferred Stock

On May 13, 2021, the company completed the previously announced repurchase and conversion to common stock of all of the shares of Series B Preferred Stock owned by affiliates of Starboard Value LP. Additionally, on June 7, 2021, all of the remaining outstanding shares of the Series B Preferred Stock, owned by certain franchisee investors, were repurchased or converted to common stock. Collectively, these actions were taken in return for cash payments of $188.6 million. The company also recorded a reduction to net income attributable to common shareholders of $109.9 million as a result of the transaction. This one-time charge to equity reflects the excess of the cash payments over the carrying value of the respective Series B Preferred Stock. Following these transactions, there was no Series B Preferred Stock outstanding as of the end of the quarter.

Cash Dividend

The company paid common and preferred stock dividends of $10.4 million in the second quarter of 2021. On August 3, 2021, our Board of Directors approved a 55.6% increase in the company's dividend rate per common share, from $0.90 on an annual basis to $1.40 on an annual basis, and subsequently declared a third quarter dividend of $0.35 per common share, of which approximately $12.8 million will be paid to common stockholders. The common share dividend will be paid on August 27, 2021 to stockholders of record as of the close of business on August 16, 2021. The declaration and payment of any future dividends will be at the discretion of our Board of Directors.

Conference Call

A conference call is scheduled for August 5, 2021 at 8:00 a.m. Eastern Time to review the company’s second quarter 2021 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (International). The conference call will be available for replay, including by downloadable podcast, from the company’s web. The Conference ID is 2924699.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the financial impact of the temporary business opportunities, disruptions and temporary changes in demand we are experiencing related to the current outbreak of the novel coronavirus disease (COVID-19), commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the duration of changes in consumer behavior caused by the pandemic, our plans to open a new office in Atlanta, the associated reorganization costs and the related organizational, employment and real estate changes that are expected, royalty relief, the effectiveness of our menu innovations and other business initiatives, marketing efforts, liquidity, compliance with debt covenants, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.

Our forward-looking statements are based on our assumptions which are based on currently available information, including assumptions about our ability to manage difficulties and opportunities associated with or related to the COVID-19 pandemic, including risks related to: the impact of governmental restrictions on freedom of movement and business operations including quarantines, social distancing requirements and mandatory business closures; changes in consumer demand or behavior; labor shortages at company and/or franchised stores; impact of delayed new store openings, both domestically and internationally; the overall contraction in global economic activity, including increased unemployment; our ability to navigate changing governmental programs and regulations relating to the pandemic; the increased risk of phishing and other cyber-attacks; and our ability to successfully implement or fully realize the anticipated benefits of our corporate reorganization and new office in Atlanta, Georgia and corporate reorganization in the timeframes we desire or within the expected range of expenses, or at all. In addition, turnover in our support teams due to our relocations to Georgia could distract our employees, decrease employee morale, harm our reputation, and negatively impact the overall performance of our corporate support teams. Actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2020. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Supplemental Information and Financial Statements

Definition

“Comparable sales” represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. “Global system-wide restaurant sales” represents total restaurant sales for all company-owned and franchised stores open during the comparable periods, and “Global system-wide restaurant sales growth” represents the change in such sales year-over-year. We believe North America, international and global restaurant and comparable sales growth and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the company’s revenues.

Reconciliation of Non-GAAP Financial Measures

The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. The non-GAAP adjusted results shown below and within this press release, which exclude the items in the table below (collectively defined as “Special items”), should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to current year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
(In thousands, except per share amounts)	2021	2020	2021	2020

GAAP operating income	$44,637	$30,534	$91,499	$46,006
Strategic corporate reorganization costs (1)	3,328	-	7,211	-
Adjusted operating income	$47,965	$30,534	$98,710	$46,006

GAAP net (loss)/income attributable to common shareholders	$(79,898)	$15,707	$(49,542)	$20,933
Strategic corporate reorganization costs (1)	3,328	-	7,211	-
Repurchase and conversion of Series B Preferred Stock (2)	109,852	-	109,852	-
Tax effect of strategic corporate reorganization costs (3)	(745)	-	(1,615)	-
Adjusted net income attributable to common shareholders	$32,537	$15,707	$65,906	$20,933

GAAP diluted (loss)/earnings per share	$(2.30)	$0.48	$(1.47)	$0.65
Strategic corporate reorganization costs (1)	0.10	-	0.22	-
Repurchase and conversion of Series B Preferred Stock (2)	3.15	-	3.23	-
Tax effect of strategic corporate reorganization costs (3)	(0.02)	-	(0.04)	-
Adjusted diluted earnings per share	$0.93	$0.48	$1.94	$0.65
(Note) The above table does not include the impact of allocation of undistributed earnings to participating securities for Special items.
(1)	Represents strategic corporate reorganization costs associated with our new office in Atlanta, Georgia projected to open in the fall of 2021.
(2)	Represents the one-time charge related to the repurchase and conversion of all shares of Series B Preferred Stock and includes related professional fees incurred as part of the transaction.
(3)

The tax effect for strategic corporate reorganization costs was calculated by applying the 2021 marginal tax rate of 22.4%. There was no tax effect on the repurchase and conversion of the Series B Preferred Stock as the one-time charge was non-deductible for tax purposes.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 27,	December 27,
	2021	2020
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$96,213	$130,204
Accounts receivable, net	75,839	90,135
Notes receivable, current portion	11,398	11,318
Income tax receivable	1,084	1,273
Inventories	29,843	30,265
Prepaid expenses and other current assets	47,966	43,212
Total current assets	262,343	306,407

Property and equipment, net	198,818	200,895
Finance lease right-of-use assets, net	22,840	16,840
Operating lease right-of-use assets	166,090	148,110
Notes receivable, less current portion, net	34,418	36,538
Goodwill	81,103	80,791
Deferred income taxes	10,388	10,800
Other assets	79,744	72,389
Total assets	$855,744	$872,770

Liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit
Current liabilities:
Accounts payable	$31,496	$37,370
Income and other taxes payable	28,763	10,263
Accrued expenses and other current liabilities	187,789	174,563
Current deferred revenue	20,536	19,590
Current finance lease liabilities	4,726	3,545
Current operating lease liabilities	23,194	23,538
Current portion of long-term debt	20,000	20,000
Total current liabilities	316,504	288,869

Deferred revenue	13,017	13,664
Long-term finance lease liabilities	18,555	13,531
Long-term operating lease liabilities	143,940	124,666
Long-term debt, less current portion, net	403,810	328,292
Deferred income taxes	278	948
Other long-term liabilities	100,699	111,364
Total liabilities	996,803	881,334

Series B Convertible Preferred Stock	—	251,901
Redeemable noncontrolling interests	6,839	6,474

Total Stockholders' deficit	(147,898)	(266,939)
Total liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit	$855,744	$872,770
Note: The Condensed Consolidated Balance Sheet at December 27, 2020 has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$196,124	$186,506	$393,358	$347,946
North America franchise royalties and fees	32,475	24,174	65,190	43,614
North America commissary revenues	186,641	167,619	371,519	323,041
International revenues	37,614	28,093	72,221	54,152
Other revenues	62,154	54,231	124,466	101,729
Total revenues	515,008	460,623	1,026,754	870,482

Costs and expenses:
Operating costs (excluding depreciation and amortization
shown separately below):
Domestic company-owned restaurant expenses	154,293	145,168	310,181	274,279
North America commissary expenses	172,227	154,467	342,911	298,739
International expenses	21,430	18,304	41,048	33,405
Other expenses	56,246	51,345	112,053	97,302
General and administrative expenses	53,698	48,428	103,709	96,079
Depreciation and amortization	12,477	12,377	25,353	24,672
Total costs and expenses	470,371	430,089	935,255	824,476
Operating income	44,637	30,534	91,499	46,006
Net interest expense	(3,649)	(3,627)	(7,296)	(7,594)
Income before income taxes	40,988	26,907	84,203	38,412
Income tax expense	7,398	4,956	15,330	7,468
Net income before attribution to noncontrolling interests	33,590	21,951	68,873	30,944
Net income attributable to noncontrolling interests	(1,336)	(1,337)	(2,736)	(1,887)
Net income attributable to the company	$32,254	$20,614	$66,137	$29,057

Calculation of net (loss) income for earnings per share:
Net income attributable to the company	$32,254	$20,614	$66,137	$29,057
Dividends on redemption of Series B Convertible Preferred Stock	(109,852)	—	(109,852)	—
Dividends paid to participating securities	(2,300)	(3,347)	(5,827)	(6,818)
Net income attributable to participating securities	—	(1,560)	—	(1,306)
Net (loss) income attributable to common shareholders	$(79,898)	$15,707	$(49,542)	$20,933

Basic (loss) earnings per common share	$(2.30)	$0.49	$(1.47)	$0.65
Diluted (loss) earnings per common share	$(2.30)	$0.48	$(1.47)	$0.65

Basic weighted average common shares outstanding	34,729	32,335	33,739	32,214
Diluted weighted average common shares outstanding	34,729	32,619	33,739	32,444

Dividends declared per common share	$0.225	$0.225	$0.450	$0.450

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 27, 2021	June 28, 2020
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$68,873	$30,944
Adjustments to reconcile net income to net cash provided by
operating activities:
(Credit) provision for allowance for credit losses on accounts and notes receivable	(1,200)	1,051
Depreciation and amortization	25,353	24,672
Deferred income taxes	(1,397)	(1,502)
Stock-based compensation expense	8,202	8,742
Other	467	1,090
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	13,299	(8,571)
Income tax receivable	189	4,278
Inventories	430	(5,017)
Prepaid expenses and other current assets	1,092	9,657
Other assets and liabilities	(11,380)	8,065
Accounts payable	(5,874)	1,558
Income and other taxes payable	18,500	3,601
Accrued expenses and other current liabilities	12,123	10,269
Deferred revenue	(647)	(1,179)
Net cash provided by operating activities	128,030	87,658

Investing activities
Purchases of property and equipment	(21,543)	(13,795)
Notes issued	(5,263)	(9,596)
Repayments of notes issued	7,922	6,462
Acquisitions, net of cash acquired	(699)	—
Other	116	14
Net cash used in investing activities	(19,467)	(16,915)

Financing activities
Repayments of term loan	(10,000)	(10,000)
Net proceeds (repayments) of revolving credit facilities	85,000	(9,884)
Proceeds from exercise of stock options	8,100	21,704
Dividends paid to common stockholders	(14,844)	(14,520)
Dividends paid to preferred stockholders	(6,394)	(6,825)
Tax payments for equity award issuances	(3,887)	(1,579)
Repurchase of Series B Convertible Preferred Stock	(188,647)	—
Acquisition of Company common stock	(8,188)	—
Distributions to noncontrolling interests	(2,320)	(945)
Other	(1,691)	(704)
Net cash used in financing activities	(142,871)	(22,753)

Effect of exchange rate changes on cash and cash equivalents	317	(202)
Change in cash and cash equivalents	(33,991)	47,788
Cash and cash equivalents at beginning of period	130,204	27,911

Cash and cash equivalents at end of period	$96,213	$75,699

Contacts

Ann Gugino
Chief Financial Officer
502-261-7272

Steve Coke
Senior Vice President of Financial Operations, Accounting and Reporting
502-261-7272